                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 5 )(1)
                                           ----



                                   Aware, Inc.
         --------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
         --------------------------------------------------------------
                         (Title of Class of Securities)


                                   05453N-10-0
         --------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[ ]   Rule 13d-1(c)

|X|   Rule 13d-1(d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 05453N-10-0                   13G                    Page 2 of 6 Pages
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1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       John S. Stafford, Jr.
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2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                     (a) [ ]
                                                                     (b) [ ]
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3.     SEC USE ONLY

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4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
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                         5.    SOLE VOTING POWER

    NUMBER OF                  1,020,408
     SHARES              -------------------------------------------------------
  BENEFICIALLY           6.    SHARED VOTING POWER
    OWNED BY
      EACH                     0
   REPORTING             -------------------------------------------------------
    PERSON               7.    SOLE DISPOSITIVE POWER
     WITH
                               1,020,408
                         -------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,020,408
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10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   [ ]

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11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.5%
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12.    TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).          NAME OF ISSUER:

                    Aware, Inc.


ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    40 Middlesex Turnpike
                    Bedford, MA  01730

ITEM 2(a).          NAME OF PERSON FILING:

                    John S. Stafford, Jr.

ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    230 S. LaSalle Street, Suite 688
                    Chicago, IL  60604-1408

ITEM 2(c).          CITIZENSHIP:

                    U.S.A.

ITEM 2(d).          TITLE OF CLASS OF SECURITIES:

                    Common Stock, $0.01 par value per share

ITEM 2(e).          CUSIP NUMBER:

                    05453N-10-0

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
              OR (c), CHECK WHETHER THE PERSON FILING IS A:    N/A.

       (a)    [ ]  Broker or dealer registered under Section 15 of the Exchange
                   Act.

       (b)    [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c)    [ ]  Insurance Company as defined in Section 3(a)(19) of the
                   Exchange Act.

       (d)    [ ]  An investment company registered under Section 8 of the
                   Investment Company Act.

       (e)    [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)
                   (ii)(E).

       (f)    [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

       (g)    [ ]  A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G).

       (h)    [ ]  A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act.

       (i)    [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

       (j)    [ ]  Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.  OWNERSHIP.

       (a)        Amount beneficially owned:   1,020,408 Shares
                                               ----------------

       (b)        Percent of class: 4.5%
                                    ----

       (c)        Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote    1,020,408
                                                                     ---------

                  (ii)   Shared power to vote or to direct the vote         0
                                                                     ---------

                  (iii)  Sole power to dispose or to direct the
                         disposition of                              1,020,408
                                                                     ---------


                  (iv)   Shared power to dispose or to direct the
                         disposition of                                      0
                                                                     ---------


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable

ITEM 10.      CERTIFICATIONS.

              Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 14, 2002
                                            ------------------------------------
                                            (Date)


                                            /s/ John S. Stafford, Jr.
                                            ------------------------------------
                                            (Signature)



                                            John S. Stafford, Jr.
                                            ------------------------------------
                                            (Name/Title)